UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 3, 2013

CoreSite Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland (State or other Jurisdiction of Incorporation)	001-34877 (Commission File Number)	27-1925611 (IRS Employer Identification No.)

1050 17th Street, Suite 800 Denver, CO (Address of Principal Executive Offices)	80265 (Zip Code)

Registrant’s telephone number, including area code:  (866) 777-2673

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On January 3, 2013, CoreSite, L.P. (the “Operating Partnership”), the operating partnership of CoreSite Realty Corporation (the “Company”), and certain subsidiary co-borrowers entered into a second amended and restated unsecured revolving credit facility (the “Second Amended and Restated Credit Agreement”) with a group of lenders for which KeyBank National Association acts as the administrative agent. The Second Amended and Restated Credit Agreement amends the Operating Partnership’s senior secured revolving credit facility, dated December 15, 2011 (the “Prior Facility”), and provides for the release of the properties owned by the Operating Partnership’s wholly-owned subsidiaries from the existing liens in favor of the credit facility lenders, with the facility continuing on an unsecured basis and unconditionally guaranteed on an unsecured basis by the Company. The Operating Partnership acts as the parent borrower, and its subsidiaries that own or lease the real estate properties, are co-borrowers under the Second Amended and Restated Credit Agreement. In addition, the obligations of each of the Operating Partnership and the co-borrowers under the Second Amended and Restated Credit Agreement are joint and several.

The Second Amended and Restated Credit Agreement increases the commitment from the Prior Facility of $225.0 million to $355.0 million, and extends the initial maturity date of the Prior Facility from December 15, 2014 to January 3, 2017, with a one-time extension option, which, if exercised, would extend the maturity date to January 3, 2018. The exercise of the extension option is subject to the payment of an extension fee equal to 25 basis points of the total commitment under the Second Amended and Restated Credit Agreement at initial maturity and certain other customary conditions.

Under the Second Amended and Restated Credit Agreement, the Operating Partnership may elect to have borrowings bear interest at a rate per annum, amended from the Prior Facility, equal to (i) LIBOR plus 200 basis points to 275 basis points, or (ii) a base rate plus 100 basis points to 175 basis points, each depending on the Operating Partnership’s leverage ratio. The Second Amended and Restated Credit Agreement contains an accordion feature, which allows the Operating Partnership to increase the total commitment by $145.0 million, to $500.0 million, under specified circumstances. In addition, the Second Amended and Restated Credit Agreement continues to allow the Operating Partnership, under certain specified circumstances, to borrow in an alternative currency up to a $40.0 million equivalent.

The total amount available for borrowings under the Second Amended and Restated Credit Agreement will be subject to the lesser of (i) an amount that, with all other unsecured debt, does not exceed the value of the eligible real estate assets as described in the Second Amended and Restated Credit Agreement, (ii) a minimum unsecured debt service coverage ratio and (iii) a minimum unsecured debt yield. The Operating Partnership’s ability to borrow under the Second Amended and Restated Credit Agreement is subject to ongoing compliance with customary restrictive covenants, including maintenance of certain financial requirements.

The foregoing description of the Second Amended and Restated Credit Agreement is qualified in its entirety by reference to the full text of the Second Amended and Restated Credit Agreement attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.  A copy of the Company’s press release dated January 7, 2013, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description of Exhibit
1.1

Second Amended and Restated Credit Agreement, among CoreSite, L.P., as parent borrower, CoreSite Real Estate 70 Innerbelt, L.L.C., CoreSite Real Estate 900 N. Alameda, L.L.C., CoreSite Real Estate 2901 Coronado, L.L.C., CoreSite Real Estate 1656 McCarthy, L.L.C., CoreSite Real Estate 427 S. LaSalle, L.L.C., CoreSite Coronado Stender, L.L.C., CoreSite Real Estate 12100 Sunrise Valley Drive, L.L.C., CoreSite Real Estate 2115 NW 22nd Street, L.L.C. and CoreSite One Wilshire, L.L.C.as subsidiary borrowers, Keybank National Association, the other lenders party thereto and other lenders that may become parties thereto, Keybank National Association, as agent, Regions Bank, as documentation agent, and Keybanc Capital Markets, RBC Capital Markets LLC, and Regions Bank as joint lead arrangers and joint book managers, dated as of January 3, 2013.

99.1	Press Release dated January 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2013	CoreSite Realty Corporation

	By:	/s/ Jeffrey S. Finnin
Name: Jeffrey S. Finnin
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit
1.1

Second Amended and Restated Credit Agreement, among CoreSite, L.P., as parent borrower, CoreSite Real Estate 70 Innerbelt, L.L.C., CoreSite Real Estate 900 N. Alameda, L.L.C., CoreSite Real Estate 2901 Coronado, L.L.C., CoreSite Real Estate 1656 McCarthy, L.L.C., CoreSite Real Estate 427 S. LaSalle, L.L.C., CoreSite Coronado Stender, L.L.C., CoreSite Real Estate 12100 Sunrise Valley Drive, L.L.C., CoreSite Real Estate 2115 NW 22nd Street, L.L.C. and CoreSite One Wilshire, L.L.C.as subsidiary borrowers, Keybank National Association, the other lenders party thereto and other lenders that may become parties thereto, Keybank National Association, as agent, Regions Bank, as documentation agent, and Keybanc Capital Markets, RBC Capital Markets LLC, and Regions Bank as joint lead arrangers and joint book managers, dated as of January 3, 2013.

99.1	Press Release dated January 7, 2013.